Exhibit 99.2

AMENDMENT TO
KAMAN CORPORATION 2003 STOCK INCENTIVE PLAN

THIS AMENDMENT made by Kaman Corporation for the purpose of amending the Kaman Corporation 2003 Stock Incentive Plan,

WITNESSETH:

WHEREAS, by written plan instrument effective February 23, 2003, Kaman Corporation (“Corporation”) adopted the Kaman Corporation 2003 Stock Incentive Plan (“Plan”); and

WHEREAS, the Corporation reserved the right, in Section 14 thereof, to amend the Plan; and

WHEREAS, the Corporation now wishes to amend the Plan in the particulars set forth below; and

NOW, THEREFORE, the Corporation hereby amends the Plan as follows, as of the effective dates set forth below and in the following particulars:

1.           The following paragraph is added to the end of Section 12 effective as of February 20, 2012:

“Notwithstanding anything to the contrary in the Plan, except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Incentive Stock Options, Non-Statutory Stock Options or Stock Appreciation Rights or cancel outstanding Incentive Stock Options, Non-Statutory Stock Options or Stock Appreciation Rights in exchange for cash, other awards or Incentive Stock Options, Non-Statutory Stock Options or Stock Appreciation Rights with an exercise price that is less than the Fair Market Value of the original Incentive Stock Options, Non-Statutory Stock Options or Stock Appreciation Rights without stockholder approval.”

2.           All references to “NASDAQ Global Market” in Sections 2(p), 2(v), 6(e)(iv), 7(a) and 16(b), respectively, are replaced by the words “New York Stock Exchange” effective as of February 7, 2012.

EXCEPT AS AMENDED HEREIN, the terms, conditions and provisions of the Plan as amended are confirmed and remain unchanged.

IN WITNESS WHEREOF, Kaman Corporation has caused this Amendment to be executed on its behalf by its duly authorized officer this 20th day of February, 2012.

ATTEST:		KAMAN CORPORATION
/s/ Candace A. Clark	By:	/s/ William C. Denninger
Candace A. Clark		William C. Denninger
Senior Vice President, Chief Legal Officer		Executive Vice President and
and Secretary		Chief Financial Officer